For Immediate Release

Contact: Tate Fite Chief Financial Officer 7.495.737.5177 tate.fite@moscowcablecom.com	Or: Barbara Cano Breakstone Group International 646.452.2334 bcano@breakstone-group.com

Moscow CableCom Corp. Announces Appointment of New Chief Financial Officer

New York, NY – July 11, 2006 – Moscow CableCom Corp. (NASDAQ: MOCC) today announced that its Board of Directors has approved the appointment of Tate Fite as its Chief Financial Officer. Mr. Fite, age 46, served as Chief Financial Officer, among other positions, for CTC-Media Television Company (formerly StoryFirst Communications), from 1998 to January 2005. He also served as a consultant for REN-TV and the Luxembourg-based RTL Group from June 2005 until May 2006, handling business development strategies. Mr. Fite is a Certified Public Accountant and holds an MBA from Wharton Business School, of the University of Pennsylvania.

Mr. Fite, who is based in the Company’s Moscow offices, succeeds Andrew M. O’Shea who served as the Company’s Chief Financial Officer from December 1999 until January 2005, and in an interim capacity from July 2005 until present. Mr. O’Shea will continue to serve as the Corporate Secretary of the Company and provide consulting services relating to financial reporting and administrative matters on an interim basis.

Mikhail Smirnov, the Company’s Chief Executive Officer, stated, “We are pleased that Tate Fite has joined the Company.  Moscow CableCom will certainly benefit greatly from Tate’s financial experience and management ability, particularly in addressing the financial and administrative challenges relating to our rapid growth, as well as in other business opportunities that may be developed by the Company in the future.”

About Moscow CableCom

Moscow CableCom Corp. (NASDAQ NM: MOCC) is the US-based parent of a Moscow, Russia-based company that provides access to pay-TV and Internet services under the brand name “AKADO”. AKADO is in the process of expanding its hybrid fiber-coaxial network in Moscow to provide residential and business customers with comprehensive broadband services in digital cable TV and radio, and high-speed data transmission and Internet access. The Company has licenses to provide its services to 1.5 million homes and businesses in Moscow, through its proprietary agreements for use of the Moscow Fiber Optic Network (MFON), the largest high-speed transportation network in Moscow.  For more information on Moscow CableCom Corp. and AKADO, visit: www.moscowcablecom.com and www.akado.com.